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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (AMENDMENT NO. 4)

                                  Leapnet, Inc.
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                                (Name of Issuer)

                     Common Stock (Par Value $.01 Per Share)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    521864207
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                                 (CUSIP Number)

                            Donald E. Figliulo, Esq.
                         Wildman, Harrold, Allen & Dixon
                        225 West Wacker Drive, Suite 2800
                          Chicago, Illinois 60606-1229
                                 (312) 201-2000
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 10, 2002
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             (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)
                               (Page 1 of 8 pages)

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CUSIP NO. 521864207                   13D                            PAGE 2 OF 8
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert M. Figliulo
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                 N/A  / /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES             (7)  SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                  0
   PERSON WITH                --------------------------------------------------
                              (8)  SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              (9)  SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              (10) SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     874,908 (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*
                                                                      / /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.0% (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 521864207                   13D                            PAGE 3 OF 8
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     David A. Figliulo
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                 N/A  / /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES             (7)  SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                  0
   PERSON WITH                --------------------------------------------------
                              (8)  SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              (9)  SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              (10) SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     874,908 (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*
                                                                      / /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.0% (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 521864207                   13D                            PAGE 4 OF 8
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SPRI Acquisition Corp.   36-4480077
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     OO
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                 N/A  / /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES             (7)  SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                  874,908
   PERSON WITH                --------------------------------------------------
                              (8)  SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              (9)  SOLE DISPOSITIVE POWER

                                   874,908
                              --------------------------------------------------
                              (10) SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     874,908
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*
                                                                      / /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.0%
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 521864207                   13D                            PAGE 5 OF 8
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(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SPRI, Ltd.     36-4478949
--------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  / /
                                                                 (b)  /X/
--------------------------------------------------------------------------------
(3)  SEC USE ONLY

--------------------------------------------------------------------------------
(4)  SOURCE OF FUNDS*

     N/A
--------------------------------------------------------------------------------
(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                 N/A  / /
--------------------------------------------------------------------------------
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES             (7)  SOLE VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING                  0
   PERSON WITH                --------------------------------------------------
                              (8)  SHARED VOTING POWER

                                   0
                              --------------------------------------------------
                              (9)  SOLE DISPOSITIVE POWER

                                   0
                              --------------------------------------------------
                              (10) SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON

     874,908 (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*
                                                                      / /
--------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.0% (May be deemed to beneficially own all shares beneficially owned by SPRI Acquisition Corp.)
--------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
*  SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP NO. 521864207                   13D                            PAGE 6 OF 8
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     This Amendment No. 4 is being filed jointly by Robert M. Figliulo, David A.
Figliulo, SPRI, Ltd., a Delaware corporation ("SPRI") and SPRI Acquisition
Corp., a Delaware corporation and wholly owned subsidiary of SPRI ("SPRI Acquisition Corp."), hereinafter collectively referred to as the "Reporting Persons," to amend and supplement the Statement on Schedule 13D, filed on October 9, 2001 by the Reporting Persons (other than SPRI Acquisition Corp. and
SPRI) with respect to the Common Stock, Par Value $.01 Per Share (the "Common Stock") of Leapnet, Inc., a Delaware corporation (the "Issuer"), as amended by Amendment No. 1 filed on November 6, 2001, Amendment No. 2 filed on November 16, 2001 and Amendment No. 3 filed on December 19, 2001. Capitalized terms used herein without definition have the meanings set forth in the Schedule 13D.

ITEM 1. SECURITY AND ISSUER

     Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

     Response unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Item 3 is hereby amended by adding the following information:

     Pursuant to the Contribution and Stockholder Support Agreement dated as of December 6, 2001 by and among the Issuer, SPRI, SPRI Acquisition Corp. and the stockholders of the Issuer set forth on the signature pages thereto (the "Contribution Agreement"), on January 10, 2002, Robert and David Figliulo contributed all of their shares of Common Stock to SPRI Acquisition Corp.

ITEM 4. PURPOSE OF THE TRANSACTION.

     Item 4 is hereby amended by adding the following after the following information:

     On January 15, 2002, the Issuer, SPRI and SPRI Acquisition Corp. jointly issued a press release announcing the extension of the tender offer to 12:00 Midnight, Eastern Standard Time, on Tuesday, January 22, 2002. The tender offer had previously been scheduled to expire at 12:00 Midnight, Eastern Standard Time, on January 14, 2002.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     The information set forth, or incorporated by reference, in Items 4 and 6 is hereby incorporated by reference.

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CUSIP NO. 521864207                   13D                            PAGE 7 OF 8
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     (a)  The aggregate percentage of the Common Stock reported owned by the
Reporting Persons named herein is based upon 5,840,992 shares of Common Stock outstanding, which is the total number of shares of Common Stock outstanding as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

     As of the close of business on January 17, 2002, the Reporting Persons collectively own 874,908 shares of Common Stock, constituting approximately 15.0% of the shares of Common Stock outstanding.

     Reference is made to the applicable cover page for each Reporting Person for information concerning (i) the number of shares of Common Stock that may be beneficially owned by such Reporting Person and (ii) the percentage of outstanding Common Stock that may be beneficially owned by such Reporting Person in each case as of the date of this filing.

     (b) Except as set forth above, each of the Reporting Persons and Covered Persons has the sole power to vote and the sole power to dispose or to direct the disposition of the Common Stock reported for it, him or her in this Schedule 13D.

     (c) Pursuant to the Contribution Agreement, on January 10, 2002, Robert and David Figliulo contributed an aggregate of 874,908 shares of Common Stock to SPRI Acquisition Corp.

     (d)  Not applicable.

     (e)  Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Response unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

     Response unchanged.

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CUSIP NO. 521864207                   13D                            PAGE 8 OF 8
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                                   SIGNATURES

     After reasonable inquiry and to the best of his or its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 17, 2002

                                        /s/ Robert M. Figliulo
                                        ----------------------------------------
                                        Robert M. Figliulo

                                        /s/ David A. Figliulo
                                        ----------------------------------------
                                        David A. Figliulo

                                        SPRI ACQUISITION CORP.

                                        By: /s/ Robert M. Figliulo
                                           -------------------------------------
                                        Name: Robert M. Figliulo
                                        Title: President

                                        SPRI, LTD.

                                        By: /s/ Robert M. Figliulo
                                           -------------------------------------
                                        Name: Robert M. Figliulo
                                        Title: President